UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

Invuity, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders to be Held May 19, 2016

Dear Stockholders:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders, or the Annual Meeting, which will be held at the headquarters of Invuity, Inc., located at 444 De Haro Street, San Francisco, CA 94107, on Thursday, May 19, 2016, at 3:00 p.m., local time.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect two Class I directors for a three-year term to expire at the 2019 annual meeting of stockholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To transact any other business that may be properly brought before the Annual Meeting or any continuation, adjournment or postponement thereof.

All of our stockholders of record as of March 23, 2016, are entitled to attend and vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

Our board of directors recommends that you vote FOR the election of each of the director nominees named in Proposal 1 and FOR the ratification of the appointment of our independent registered public accounting firm as provided in Proposal 2.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled “How can I vote my shares?” in this Proxy Statement or, if you requested to receive printed proxy materials, the enclosed proxy card.

By Order of the Board of Directors

Sincerely,

Philip Sawyer

President and Chief Executive Officer

San Francisco, California

April 8, 2016

Approximate Date of Mailing of Notice of Internet Availability of Proxy Materials: April 8, 2016

(i)

PROXY STATEMENT FOR THE

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2016

Our board of directors is soliciting proxies for use at our 2016 annual meeting of stockholders, or the Annual Meeting, to be held on Thursday, May 19, 2016, at 3:00 p.m., local time, at the headquarters of Invuity, Inc., located at 444 De Haro Street, San Francisco, CA 94107. Invuity, Inc. is sometimes referred to herein as “we”, “us”, “our” or the “Company.”

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers are intended to briefly address potential questions that our stockholders may have regarding this Proxy Statement and the Annual Meeting. They are also intended to provide our stockholders with certain information that is required to be provided under the rules and regulations of the Securities and Exchange Commission, or the SEC. These questions and answers may not address all of the questions that are important to you as a stockholder. If you have additional questions about the Proxy Statement or the Annual Meeting, please see the response to the question entitled “Whom shall I contact with other questions ?” below.

Q:	What is the purpose of the Annual Meeting?

A:	At the Annual Meeting, our stockholders will be asked to consider and vote upon the matters described in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders, and any other matters that properly come before the Annual Meeting.

Q:	When and where will the Annual Meeting be held?

A:	You are invited to attend the Annual Meeting on May 19, 2016, at 3:00 p.m., local time. The Annual Meeting will be held at our corporate headquarters located at 444 De Haro Street, San Francisco, CA 94107.

Q:	Why did I receive these proxy materials?

A:	We are making these proxy materials available in connection with the solicitation by our board of directors of proxies to be voted at the Annual Meeting, and at any adjournment or postponement thereof. Your proxy is being solicited in connection with the Annual Meeting because you owned our common stock at the close of business on March 23, 2016, which is the record date for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting.

You are invited to attend the Annual Meeting in person to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares as described in the response to the question entitled “How can I vote my shares” below and as described elsewhere in this Proxy Statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials?

A:	Instead of mailing printed copies of our proxy materials to each of our stockholders, we have elected to provide access to them over the Internet under the SEC’s “notice and access” rules. These rules allow us to make our stockholders aware of the Annual Meeting and the availability of our proxy materials by sending a Notice of Internet Availability of Proxy Materials, or a Notice, which provides instructions for how to access the full set of proxy materials through the

Internet or make a request to have printed proxy materials delivered by mail. Accordingly, on or about April 8, 2016, we mailed a Notice to each of our stockholders. The Notice contains instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, or the Annual Report, each of which are available at
www.invuity.com. The Notice also provides instructions on how to vote your shares through the Internet or by telephone.

We believe compliance with the SEC’s “notice and access” rules will allow us to provide our stockholders with the materials they need to make informed decisions, while lowering the costs of printing and delivering those materials and reducing the environmental impact of our Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice.

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals to be voted on at the Annual Meeting, and our board of directors’ voting recommendations with respect to each, are as follows:

Proposal		Board’s Voting Recommendation
1.

Election of Directors (Proposal 1): The election of two Class I directors to serve a three-year term. Based upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated and recommends for re-election as Class I directors the following persons:

●    Gregory T. Lucier

●    Philip Sawyer

FOR
2.	Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 2): The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016.	FOR

We will also consider any other business that properly comes before the Annual Meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment. James H. Mackaness and Daniel E. Caul, the designated proxyholders, are members of our management.

Q:	Who may vote at the Annual Meeting?

A:	If you owned our common stock on March 23, 2016, the record date for the Annual Meeting, you may attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On the record date, there were 13,401,671 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Q:	What is the quorum requirement for the Annual Meeting?

A:	We need a quorum of stockholders in order to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares of our common stock entitled to vote as of the record date, or 6,700,836 shares, are represented at the Annual Meeting, either in person or by proxy. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Q:	What vote is required to approve each proposal?

A:	Election of Directors (Proposal 1): Directors will be elected by a plurality of the votes cast, so the two director nominees who receive the most votes will be elected.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 2): The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Q:	What is the difference between a “stockholder of record” and a “beneficial owner”?

A:	You are considered to be a stockholder of record if your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., on the record date.

If, however, your shares are held in a brokerage account or by a bank or other agent, and not in your name, you are considered to be the beneficial owner of shares held in street name.

Q:	May I vote my shares in person at the Annual Meeting?

A:	If you are the stockholder of record, you have the right to vote in person at the Annual Meeting. When you arrive at the Annual Meeting, you may request a ballot.

If you are the beneficial owner of shares held in street name, you are welcome to attend the Annual Meeting, but you may not vote your shares in person at the Annual Meeting unless you bring with you a proxy from the broker, bank or other agent that holds your shares, giving you the right to vote at the Annual Meeting.

Admission to the Annual Meeting will be on a first-come, first-served basis. You should be prepared to present government-issued photo identification for admittance, such as a passport or driver’s license. Please note that for security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting. If you do not comply with each of the foregoing requirements, you will not be admitted to the Annual Meeting.

Q:	What happens if I do not give specific voting instructions?

A:	If you are a stockholder of record and you indicate when voting that you wish to vote as recommended by our board of directors, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares as recommended by our board of directors on all matters presented in this Proxy Statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide the entity that holds your shares with specific voting instructions, the entity that holds your shares may generally vote at its discretion on “routine” matters. However, if the entity that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, it will be unable to vote your shares on that matter. This is generally referred to as a “broker non-vote.”

Q:	Which proposals in this Proxy Statement are considered “routine” or “non-routine” matters?

A:	The election of directors (Proposal 1) is considered a non-routine matter under applicable rules. As a result, a broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes on Proposal 1.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2) is considered a routine matter under applicable rules. A broker or other nominee may generally vote without instructions on this matter, so there will not be any broker non-votes in connection with Proposal 2.

Q:	What is the effect of abstentions and broker non-votes?

A:	Shares held by persons attending the Annual Meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote. The election of directors (Proposal 1) will be determined by a plurality of votes cast, so abstentions on this proposal will not have an effect on the outcome of this vote. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2) requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting, so abstentions on this proposal will have the same effect as a vote against this proposal.

A broker non-vote occurs when a broker, bank or other agent holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. Shares represented by proxies that reflect a broker non-vote will be counted for purposes of determining the presence of a quorum. The election of directors (Proposal 1) is considered a non-routine matter and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2) is considered a routine matter on which a broker, bank or other agent has discretionary authority to vote, so there will not be any broker non-votes in connection with this proposal.

Q:	How can I vote my shares?

A:	With respect to the election of directors (Proposal 1), you may either vote “For” all director nominees or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2), you may vote “For” or “Against” or you may abstain from voting.

The procedures for voting are as follows:

Stockholder of Record

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy through the Internet, by phone or using the accompanying proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

To vote in person, come to the Annual Meeting and you may request a ballot when you arrive.

To vote on the Internet, go to www.envisionreports.com/IVTY and follow the instructions provided on the website. In order to cast your vote, you will be asked to provide the control number from the Notice or, if you requested to receive printed proxy materials, the proxy card mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 18, 2016. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Notice.

To vote by phone, call toll-free 1-800-652-VOTE (1-800-652-8683) if calling from the United States, U.S. territories and Canada or 1-781-575-2300 if calling from foreign countries from any touch-tone telephone and follow the instructions. In order to cast your vote, you will be asked to provide the control number from the Notice or, if you requested to receive printed proxy materials, the proxy card mailed to you. Telephonic voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 18, 2016. Our telephonic voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Notice.

To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. If you received a Notice and would like to request a proxy card by mail, please follow the instructions contained in the Notice.

Beneficial Owner

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice or a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions in the Notice received from your broker, bank or other agent to vote on the Internet or, if you received a proxy card by mail, complete, sign and return the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included in the Notice or with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Q:	How may I revoke or change my vote after submitting my proxy?

A:	You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting.

Stockholder of Record

If you are a stockholder of record, you may revoke your proxy in one of the four following ways:

●	you may vote again by Internet at a later time;

●	you may submit another properly completed proxy card with a later date;

●	you may send a written notice that you are revoking your proxy to Invuity, Inc., 444 De Haro
Street, San Francisco, CA 94107, Attention: Chief Financial Officer; or

●	you may attend the Annual Meeting and vote in person (however, simply attending the Annual Meeting will not, by itself, revoke your proxy or change your vote).

Your most current Internet proxy or proxy card will be the one that is counted at the Annual Meeting.

Beneficial Owner

If you are a beneficial owner of shares, you may

revoke your proxy by following instructions provided by your broker, bank or other agent.

Q:	Who solicits the proxies and what is the cost of this proxy solicitation?

A:	We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, mail, fax and email, but will be paid no additional compensation for these services. We have also engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and to provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $8,500 in the aggregate. The Proxy Advisory Group, LLC will solicit proxies in person or by telephone, mail, fax and email. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities, and will be reimbursed for their reasonable expenses in forwarding such material.

Q:	Where can I find voting results of the Annual Meeting?

A:	In accordance with SEC rules, final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by us.

Q:	Whom should I contact with other questions?

A:	If you have additional questions about this Proxy Statement or the Annual Meeting, or if you would like additional copies of this Proxy Statement,

please contact: Invuity, Inc., 444 De Haro Street, San Francisco, CA 94107, Attention: Chief Financial Officer, Telephone: (415) 655-2100.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

Our business is managed under the direction of our board of directors, which consists of six directors. Our directors hold office until the earlier of their death, resignation, removal, or disqualification, or until their successors have been elected and qualified. Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or until their earlier death, resignation or removal. Our directors are divided among the three classes as follows:

•	The Class I directors are Messrs. Lucier and Sawyer, and their terms will expire at this Annual Meeting;

•	The Class II directors are Mr. Roberts and Dr. Zadno, and their terms will expire at our annual meeting of stockholders to be held in 2017; and

•	The Class III directors are Messrs. Burke and Lipps, and their terms will expire at our annual meeting of stockholders to be held in 2018.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

At December 31, 2015, our board of directors consisted of seven members. Upon the resignation of Dr. Brown effective that same date, Class I consisted of one director and one vacancy, Class II consisted of two directors and Class III consisted of three directors. On March 23, 2016, our board of directors completed a process to re-align its members into three classes of nearly equal size. In order to facilitate this process, Gregory T. Lucier agreed to change from a Class III member of our board of directors to a Class I member of our board of directors. To effect this change, Mr. Lucier resigned as a Class III director and was immediately re-appointed to our board of directors as a Class I director. Immediately following the appointment of Mr. Lucier as a Class I director, the board reduced the size of the board from seven members to six members and eliminated the vacancy in Class III.

Election of Directors

At the Annual Meeting, our stockholders are being asked to vote for the Class I director nominees listed below to serve on our board of directors until our annual meeting in 2019 and until each of their successors has been elected and qualified, or until such director’s death, resignation or removal. Each of these nominees is a current member of our board of directors, whose term expires at the Annual Meeting. Each of these nominees has consented to serve, if elected.

Provided that a quorum of stockholders is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

If no contrary indication is made, proxies will be voted for the nominees, or in the event that any nominee is not a candidate or is unable to serve as a director at the time of the election, for any nominee who is designated by our board of directors to fill the vacancy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES

Nominees for Director

The following table lists the persons recommended by the nominating and corporate governance committee of our board of directors and nominated by our board of directors to be elected as directors, including relevant information as of April 1, 2016 regarding their age, business experience, qualifications, attributes, skills and other directorships:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders

(Class I Directors)

Philip Sawyer President, Chief Executive Officer and Director Age: 51 Director since: 2010

Mr. Sawyer has served as our Chief Executive Officer and a member of our board of directors since March 2010 and as our President since June 2012. In 2008, Mr. Sawyer co-founded Helix Ventures, a healthcare venture capital fund. In 1993, Mr. Sawyer co-founded Fusion Medical Technologies, a surgical sealant company, where he held the positions of President and Chief Executive Officer for nine years, guiding the company through two private financings, an initial public offering and an acquisition by Baxter International. Mr. Sawyer worked in marketing and business development at Stryker Corporation from 1991 to 1993. Mr. Sawyer received a B.A. in political science from Haverford College and an M.B.A. from Harvard Business School.

We believe Mr. Sawyer is qualified to serve as a member of our board of directors because of the perspective he brings as our Chief Executive Officer and his management, operational and investment experience in the healthcare industry.

Gregory T. Lucier Chairman, Board of Directors Member, Compensation Committee Age: 51 Director since: 2014

Mr. Lucier has served as a member of our board of directors since October 2014 and as the Chairman of our board of directors since December 2015. Since May 2015, Mr. Lucier has served as the Chief Executive Officer of NuVasive, a publicly traded medical device company. From November 2008 to February 2014, Mr. Lucier was Chairman of the board of directors and Chief Executive Officer of Life Technologies, a global life sciences company acquired by Thermo Fisher Scientific in 2014. In May 2003, Mr. Lucier joined Life Technologies’ predecessor company, Invitrogen Corporation, as Chief Executive Officer. Prior to Life Technologies, Mr. Lucier was a corporate officer at General Electric Company from 1994 to 2003 where he served in a variety of leadership roles. Mr. Lucier serves on the board of directors of NuVasive and Catalent, Inc. Mr. Lucier received a B.S. with honors in industrial engineering from Pennsylvania State University and an M.B.A. from Harvard Business School.

We believe Mr. Lucier is qualified to serve as a member of our board of directors because of his management and operational experience in the healthcare industry.

Members of the Board of Directors Continuing in Office

The following table lists the members of our board of directors that are continuing in office, including relevant information as of April 1, 2016 regarding their age, business experience, qualifications, attributes, skills and other directorships:

Term Expiring at the 2017 Annual Meeting of Stockholders

(Class II Directors)

Eric W. Roberts Director Member, Audit Committee and Compensation Committee Age: 52 Director since: 2012

Mr. Roberts has served as a member of our board of directors since June 2012. Since January 2012, Mr. Roberts has been a founding Managing Director of Valence Life Sciences. Since June 2006, Mr. Roberts has been a founding Managing Director of Caxton Advantage Venture Partners. From 1986 to 2004, Mr. Roberts served in a variety of roles as an investment banker, including as Managing Director and Partner at Dillon, Read & Co. and Managing Director and Co-Head of the Healthcare Investment Banking Group at Lehman Brothers. Mr. Roberts received a B.S. in economics from the Wharton School of the University of Pennsylvania.

We believe Mr. Roberts is qualified to serve as a member of our board of directors because of his experience as an investment banker and venture capitalist in the healthcare industry.

Reza Zadno, Ph.D. Director Member, Audit Committee and Nominating and Corporate Governance Committee Age: 61 Director since: 2013

Dr. Zadno has served as a member of our board of directors since January 2013. Since January 2015, Dr. Zadno has served as an Innovation Advisor to Novartis Venture Fund and has served as an Executive in Residence at InterWest Partners, a venture capital firm, where he served as a Venture Partner from January 2012 to December 2014. From January 2011 to January 2012, Dr. Zadno served as a Venture Partner at New Leaf Venture Partners, a venture capital firm. From March 2001 to September 2009, Dr. Zadno was founder, President, and Chief Executive Officer of Visiogen, a medical device company, which was acquired by Abbott-Medical Optics, a medical supply company, in 2009, at which time Dr. Zadno served as its General Manager until January 2011. From August 2000 to March 2001, Dr. Zadno worked as Entrepreneur in Residence at Three Arch Partners, a healthcare investment firm. Dr. Zadno currently serves on the board of directors of Autonomic Technologies, Carbylan Therapeutics and Gobiquity. Dr. Zadno received a Ph.D. (Docteur-Ingenieur) in Mechanical Properties of Materials from Ecole des Mines de Paris.

We believe Dr. Zadno is qualified to serve on our board because of his medical background, venture capital experience and his leadership and management experience.

Term Expiring at the 2018 Annual Meeting of Stockholders

(Class III Directors)

William W. Burke Director Chairman, Audit Committee and Nominating and Corporate Governance Committee Age: 56 Director since: 2015

Mr. Burke has served as a member of our board of directors since May 2015. Since November 2015, Mr. Burke has served as President of Austin Highlands Advisors, LLC, a provider of strategic advisory services to emerging growth medical technology companies. He served as Executive Vice President & Chief Financial Officer of IDEV Technologies, a peripheral vascular devices company, from November 2009 until the company was acquired by Abbott Laboratories in August 2013. He was retained by Abbott through December 2013 to assist with post acquisition integration. From August 2004 to December 2007, he served as Executive Vice President & Chief Financial Officer of ReAble Therapeutics, a diversified orthopedic device company which was sold to The Blackstone Group in a going private transaction in 2006 and subsequently merged with DJO Incorporated in late 2007. Mr. Burke remained with ReAble until June 2008. From 2001 to 2004, he served as Chief Financial Officer of Cholestech Corporation, a publicly traded medical diagnostic products company. Mr. Burke has served on the Board of Directors of LDR Holding Corporation, a publicly traded developer of innovative spinal implants, since October 2013, and Tactile Systems Technologies, Inc. a developer of innovative devices to treat chronic diseases at home, since September 2015. He also served as a member of the board of directors of Medical Action Industries, a publicly traded manufacturer of disposable medical products, from August 2004 to October 2014, when the company was acquired by Owens & Minor. Mr. Burke received his BBA in Finance from The University of Texas at Austin and an MBA from The Wharton School of the University of Pennsylvania.

We believe Mr. Burke is qualified to serve as a member of our board because of his knowledge of accounting matters, his business experience with other medical technology companies and his experience as the chief financial officer of other companies, including other publicly traded companies.

Randall A. Lipps Director Chairman, Compensation Committee Member, Nominating and Corporate Governance Committee Age: 58 Director since: 2013

Mr. Lipps has served as a member of our board of directors since June 2013. In September 1992, Mr. Lipps founded Omnicell, a publicly traded automated healthcare solutions company, and has served as its Chairman of the Board since that time and as its President and Chief Executive Officer since October 2002. From 1989 to 1992, Mr. Lipps served as the Senior Vice President of ST Holdings, a travel and marketing company. From 1987 to 1989, he served as Assistant Vice President of Sales and Operations for a subsidiary of AMR, the parent company of American Airlines. Mr. Lipps received both a B.S. in economics and a B.B.A. from Southern Methodist University.

We believe Mr. Lipps is qualified to serve on our board of directors because of his management and operational experience in the healthcare industry.

CORPORATE GOVERNANCE

Director Independence

Under the rules of the NASDAQ Global Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NASDAQ Global Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Our board of directors has assessed the independence of each director and determined that Dr. Zadno and Messrs. Burke, Lipps, Lucier and Roberts are independent. We believe that the composition of our board of directors meets the requirements for independence under the current requirements of the NASDAQ Global Market.

Family Relationships

There are no family relationships between any director, executive officer or person nominated to become a director or executive director.

Agreements with Directors

None of the directors or nominees for director was selected pursuant to any arrangement or understanding, other than with the directors of the Company acting within their capacity as such.

Legal Proceedings with Directors

There are no legal proceedings related to any of the directors or director nominees which require disclosure pursuant to Items 103 or 401(f) of Regulation S-K.

Board Leadership Structure

The positions of chairman of the board and chief executive officer are presently separated. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead our board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as our board of directors’ oversight responsibilities continue to grow. While our board of directors does not have a formal policy on whether the roles of chief executive officer and chairman of our board of directors should be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Currently, the independent chairman position is held by Gregory T. Lucier and our president and chief executive officer is Philip Sawyer.

Board Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our operations and strategic direction. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of our board of directors in overseeing the management of our risks is conducted primarily through committees of our board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting.

Board and Committee Meetings

During 2015, our board of directors met nine times (including telephonic meetings). Each director attended at least 75% of the meetings held while he was a director, either in person or by teleconference.

Additionally, each director attended at least 75% of the meetings for each committee on which he served, except Gregory T. Lucier did not attend one of the two meetings held by the nominating and corporate governance committee.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board of directors at our annual meetings of stockholders, we encourage all of our directors to attend.

Executive Sessions

As required by the NASDAQ Global Market, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our board of directors has three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of our board of directors when necessary to address specific issues. For instance, at the time of the initial public offering we established a pricing committee to determine the offering price and other terms of the initial public offering. At present, no special committees have been established.

Directors are expected to attend all scheduled board and committee meetings and conduct advance review of board and committee meeting materials.

Each of the three standing committees has a written charter that has been approved by our board of directors. A copy of each charter is available on our website at www.invuity.com.

Audit Committee

During 2015, our audit committee met ten times (including telephonic meetings). Dr. Zadno and Messrs. Burke and Roberts serve on our audit committee. Mr. Burke serves as chair of the audit committee and is the audit committee’s financial expert within the meaning of the regulations of the SEC. Our board of directors has assessed whether all members of the audit committee meet the composition requirements of the NASDAQ Global Market, including the requirements regarding financial literacy and financial sophistication. Our board of directors found that Dr. Zadno and Messrs. Burke and Roberts met these requirements and are independent under SEC and the NASDAQ Global Market rules. The audit committee’s primary responsibilities include:

●	appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is PricewaterhouseCoopers LLP;

●	overseeing the work of our independent registered public accounting firm, including the receipt and assessment of reports from the independent registered public accounting firm;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statements;

●	monitoring our internal control over financial reporting, disclosure controls and procedures;

●	reviewing our risk management status;

●	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

●	meeting independently with our independent registered public accounting firm and management; and

●	monitoring compliance with the code of ethics for financial management.

Compensation Committee

During 2015, our compensation committee met three times (including telephonic meetings). Messrs. Lipps, Lucier and Roberts serve on our compensation committee. Mr. Lipps serves as the chair of the compensation committee. Our board of directors has assessed whether all members of our compensation committee meet the composition requirements of the NASDAQ Global Market. Our board of directors found that Messrs. Lipps, Lucier and Roberts met these requirements and are independent under SEC and the NASDAQ Global Market rules. The compensation committee’s responsibilities include:

●	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and our other executive officers;
●	determining the compensation of our chief executive officer and our other executive officers;

●	reviewing and making recommendations to our board of directors with respect to director compensation;

●	overseeing an evaluation of our senior executives; and

●	overseeing and administering our cash and equity incentive plans.

From time to time, the compensation committee may use outside compensation consultants to assist it in analyzing our compensation programs and in determining appropriate levels of compensation and benefits.

Nominating and Corporate Governance Committee

During 2015 our nominating and corporate governance committee met two times (including telephonic meetings). Dr. Zadno and Messrs. Burke and Lipps serve on our nominating and corporate governance committee. Mr. Burke serves as the chair of the nominating and corporate governance committee. Our board of directors has assessed whether all members of our nominating and corporate governance committee meet the composition requirements of the NASDAQ Global Market. Our board of directors found that Dr. Zadno and Messrs. Burke and Lipps met these requirements and are independent under SEC and the NASDAQ Global Market rules. The nominating and corporate governance committee’s responsibilities include:

●	identifying individuals qualified to become members of our board of directors;
●	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

●	reviewing and making recommendations to our board of directors with respect to management succession planning;

●	developing, updating and recommending to our board of directors corporate governance principles and policies;

●	overseeing the evaluation of our board; and

●	reviewing and making recommendations to our board of directors with respect to director compensation.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or its compensation committee. None of the current members of the compensation committee of our board of directors has ever been one of our employees.

Director Nomination Process

The goal of our nominating and corporate governance committee, which we refer to as the committee for purposes of this section, is to assemble a well-rounded board of directors that consists of directors with backgrounds that are complementary to one another, reflecting a variety of experiences, skills and expertise.

In considering whether to recommend any candidate for inclusion in the slate of recommended nominees for our board of directors, including candidates recommended by stockholders, the committee reviews with our board of directors the qualifications for director candidates as set forth in our corporate governance guidelines.

Directors must possess the highest personal and professional ethics, integrity and values. Necessary qualifications may include: the ability to make independent judgments, general understanding of the Company’s business, other board service, professional background, education and diversity.

While we do not have a policy regarding board diversity, it is one of a number of factors that the committee takes into account in identifying nominees.

The committee believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors.

The committee currently has a policy of evaluating nominees recommended by stockholders in the same manner as it evaluates other nominees. We do not intend to treat stockholder recommendations in any manner different from other recommendations. Under our amended and restated bylaws, stockholders wishing to propose a director nominee should send the proper written notice to our corporate secretary at the principal executive offices of the company. To be timely for our annual meeting of stockholders to be held in 2017, a stockholder’s notice must be received by the corporate secretary no later than February 22, 2017 and no earlier than January 23, 2017. We have not received director candidate recommendations from our stockholders.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at www.invuity.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Stockholder Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors, as a whole, may send such communication to: Invuity, Inc., 444 De Haro Street, San Francisco, CA 94107, Attention: Chief Financial Officer. Stockholders seeking to communicate with an individual director, in his or her capacity as a member of our board of directors, may send such communication to the same address to the attention of such individual director. We will promptly forward any such stockholder communication to each director to whom such stockholder communication is addressed to the address specified by each such director.

DIRECTOR COMPENSATION

Under our outside director compensation program for fiscal year 2015, each of our non-employee directors received compensation for his or her service consisting of annual cash retainers, and certain of our non-employee directors received equity awards, as noted below. We also reimburse our directors for expenses associated with attending board and committee meetings.

Our board of directors has not yet approved an outside director compensation program for fiscal year 2016.

Cash Compensation

Since our initial public offering, non-employee directors received the following cash compensation for their services:

●	$45,000 per year for service as a board member;

●	$25,000 per year additionally for service as chairman of the audit committee;

●	$12,500 per year additionally for service as an audit committee member;

●	$12,500 per year additionally for service as chairman of the nominating and corporate governance committee;

●	$6,500 per year additionally for service as a nominating and corporate governance committee member;

●	$20,000 per year additionally for service as chairman of the compensation committee; and

●	$10,000 per year additionally for service as a compensation committee member.

All cash payments to non-employee directors were paid quarterly in arrears on a prorated basis.

Equity Compensation

In April 2015, our board of directors approved option grants to purchase 10,810 shares of our common stock to Mr. Roberts and 4,054 shares of our common stock to Mr. Lucier. These options have an exercise price of $11.10 per share, the fair market value of our common stock as determined by our board of directors on the grant date. The option granted to Mr. Roberts vests as to 50% of the underlying shares on April 16, 2015, the date of grant, and the remaining 50% vests as to 1/24th per month over the following 24 months, subject to continued service through such date. The option granted to Mr. Lucier vests as to 100% of the underlying shares on April 16, 2015, the date of grant.

In May 2015, our board of directors approved an option grant to purchase 44,306 shares of our common stock to Mr. Burke. This option has an exercise price of $15.91 per share, the fair market value of our common stock as determined by our board of directors on the grant date. The option granted to Mr. Burke vests as to 1/36th per month over the following 36 months from the date of grant, subject to continued service through such date. Additionally, in August 2015, our board of directors approved an option grant to purchase 14,067 shares of our common stock to Mr. Burke. The option has an exercise price of $11.09 per share, the fair market value of our common stock as determined by our board of directors on grant date. The option granted to Mr. Burke vests as to 1/36th per month over the following 36 months from the date of grant, subject to continued service through such date.

Director Compensation Table

The following table sets forth a summary of the compensation received by our non-employee directors who received compensation during our fiscal year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Gregory B. Brown, M.D.(2)	$43,836	$—	$43,836
William W. Burke	$38,356	$301,167	$339,523
Randall A. Lipps	$33,699	$7,483	$41,182
Gregory T. Lucier	$39,178	$16,235	$55,413
Eric W. Roberts	$36,986	$43,291	$80,277
Reza Zadno, Ph.D.	$35,069	$—	$35,069

(1)	The dollar amounts listed do not correspond with the dollar amounts of compensation actually realized, or that may be realized, by our non-employee directors. These amounts reflect the grant date fair value of the options awarded to each of our non-employee directors during 2015 calculated in accordance with FASB ASC Topic 718. Information regarding assumptions made in valuing the option grants can be found in Note 10 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 25, 2016.
(2)	Dr. Brown resigned from our Board of Directors effective December 31, 2015.

The aggregate number of shares subject to outstanding stock option awards for each of our non-employee directors as of December 31, 2015 was:

Name	Aggregate Number of Option Shares (#)
Gregory B. Brown, M.D.	0
William W. Burke	58,373
Randall A. Lipps	4,108
Gregory T. Lucier	28,702
Eric W. Roberts	10,810
Reza Zadno, Ph.D.	0

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016. Although not required by applicable law, or our amended and restated certificate of incorporation or amended and restated bylaws, as a matter of good corporate governance, we are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants. PricewaterhouseCoopers LLP has audited our financial statements since 2010.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and will be available to respond to appropriate questions from stockholders. Additionally, the representatives of PricewaterhouseCoopers LLP will have an opportunity to make a statement if they so desire.

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against the proposal. Broker non-votes will be counted toward a quorum but not counted for any purpose in determining whether this proposal has been approved.

If our stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP, our audit committee will reconsider whether to retain the firm. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A “FOR” VOTE FOR THIS PROPOSAL

Audit and All Other Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2015 and 2014 by PricewaterhouseCoopers LLP.

	2015	2014
Audit Fees (1)	$1,906,250	$494,348
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	$25,000
All Other Fees (4)	$1,800	$1,800

	$1,908,050	$521,148

(1)	Audit Fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP, including out-of-pocket expenses. The amounts presented relate to the audit of our annual financial statements, review of our quarterly financial statements and review of our registration statements on Form S-1 and S-8 and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for professional services performed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements, quarterly financial statements and registration statements on Form S-1 and S-8, and are not reported as Audit Fees, including out-of-pocket expenses.
(3)	Tax Fees consist of fees for professional services performed by PricewaterhouseCoopers LLP with respect to an Internal Revenue Code Section 382 study and general tax advice and planning.
(4)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by PricewaterhouseCoopers LLP that is not included within the above category descriptions.

Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Audit Committee Pre-Approval Policies and Procedures

The audit committee, or the chair of the audit committee, must pre-approve any audit and non-audit service provided to the Company by the independent auditor, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Committee or if such service falls within available exceptions under SEC rules. In fiscal years 2014 and 2015, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” that were billed by PricewaterhouseCoopers LLP were approved by the audit committee in accordance with SEC requirements.

AUDIT COMMITTEE REPORT

The audit committee oversees our financial reporting process on behalf of the Company’s board of directors, but management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed and discussed with PricewaterhouseCoopers LLP, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including Auditing Standard No. 16, “Communication with Audit Committees” (which superseded Statement on Auditing Standards No. 61 for fiscal years beginning after December 15, 2012) of the Public Company Accounting Oversight Board. In addition, the audit committee has discussed with PricewaterhouseCoopers LLP, its independence from management and the Company, has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526 (Independence Discussions with Audit Committees), and has considered the compatibility of non-audit services with the auditors’ independence.

We have met with PricewaterhouseCoopers LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the Company’s reporting. Our meetings with PricewaterhouseCoopers LLP were held with and without management present. Members of the audit committee are not employed by the Company, nor does the audit committee provide any expert assurance or professional certification regarding the Company’s financial statements. We rely, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. We and the Company’s board of directors also recommended, subject to stockholder approval, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

AUDIT COMMITTEE

William W. Burke, Chairman

Eric W. Roberts

Reza Zadno, Ph.D.

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE OFFICERS

Our executive officers, and their respective ages and positions with us as of April 1, 2016, are as follows:

Name	Age	Position
Philip Sawyer	51	President, Chief Executive Officer and Director
James H. Mackaness	52	Chief Financial Officer
Robert Gerberich	49	Vice President of Sales
Paul O. Davison	47	Vice President of Research and Development
Doug Heigel	55	Vice President of Operations
Alex Vayser	48	Chief Technology Officer and Co-Founder
Susan Martin (1)	50	Vice President of Marketing
Joseph Guido	50	Vice President of Business Development

(1)	On April 5, 2016, it was determined that Susan Martin, Vice President of Marketing, would be leaving the Company effective April 19, 2016.

Mr. Sawyer’s biography can be found under the heading “Proposal 1—Election of Directors.”

James H. Mackaness has served as our Chief Financial Officer since August 2015. Prior to joining us, Mr. Mackaness served as Chief Financial Officer and Chief Operating Officer of IRIDEX Corporation, a medical supply company, from August 2012 to August 2015 and as Chief Financial Officer from Jan 2008 to August 2012. From September 2001 to December 2007, Mr. Mackaness served as Chief Financial Officer and Vice President of Finance of NextHop Technologies, Inc., a networking wireless technology company. Prior to that, Mr. Mackaness served as Vice President, Finance and Chief Financial Officer of Infogear Technologies Corporation and held management positions at Cisco Systems, Inc., Electroglas, Inc. and Ernst & Young LLP. Mr. Mackaness received a B.A. with honors in Psychology from the University of Warwick, England and is a Chartered Accountant and member of the Institute of Chartered Accountants of England and Wales.

Robert Gerberich has served as our Vice President of Sales since May 2015 and Vice President of Sales and Marketing from October 2012 to May 2015. From April 2012 to October 2012, Mr. Gerberich served as Senior Vice President of Global Sales and Field Development at Primcogent Solutions, a non-invasive low-level laser therapy company. From January 2006 to April 2012, Mr. Gerberich served as President of UltraShape North America. Prior to UltraShape, Mr. Gerberich served as the Vice President of Marketing and Sales and Vice President of Sales at Thermage Inc., a medical device company (now Solta Medical). Mr. Gerberich received a B.S. in marketing from Illinois State University.

Paul O. Davison has served as our Vice President of Research and Development since November 2014. From October 2011 to November 2014, Mr. Davison served as Vice President and General Manager at ConMed, a surgical and patient monitoring products company. From July 2006 to September 2011, Mr. Davison served as Vice President of Research and Development at PEAK Surgical, a surgical tools company acquired by Medtronic, Inc. in 2011. Mr. Davison received a B.S. in manufacturing engineering from California Polytechnic University at Pomona and an M.S. in engineering management with a stem in mechanical engineering from Santa Clara University.

Doug Heigel has served as our Vice President of Operations since September 2014. From July 2003 to January 2014, Mr. Heigel served as Vice President of Operations for Solta Medical, a medical aesthetics company which was sold to Valeant Pharmaceuticals in January 2014. In May 2002, Mr. Heigel joined Solta Medical’s predecessor company, Thermage, as Senior Director of Operations. From October 1995 to February 2002, Mr. Heigel worked for Argonaut Technologies, a life sciences company, first as Director of Manufacturing and then as Vice President of Manufacturing. Prior to Argonaut, Mr. Heigel served in various operational and technical leadership roles in the semiconductor and measurement instrumentation markets. Mr. Heigel received a B.S. in mechanical engineering from Oregon State University.

Alex Vayser co-founded Invuity and has served as our Chief Technology Officer since November 2004. Prior to joining Invuity, Mr. Vayser co-founded and served as President of Medvision, a manufacturer of custom surgical endoscopes and imaging devices. While at Medvision, Mr. Vayser co-founded Parallax Devices, a company focused on single channel stereoscopic and 3-D optical systems for medical and industrial applications. Mr. Vayser received a B.S. in optical engineering from the University of Rochester’s Institute of Optics.

Susan Martin has served as our Vice President of Marketing since May 2015. From February 2011 to August 2014, Ms. Martin served as Vice President of Global Marketing at Zimmer Holdings, Inc., a medical device company. From 2009 to 2011, Ms. Martin served as Executive Director of Global Marketing at Ethicon, Inc., a subsidiary of Johnson & Johnson focused on surgical products. Prior to her role as Executive Director of Global Marketing at Ethicon, Inc., Ms. Martin served in various roles at Ethicon, Inc. from 2001-2009, including Executive Director, General Manager and Integration Lead and Executive Director of Procedure Marketing. Ms. Martin received a B.S. in Business Administration from Bowling Green State University.

Joseph Guido has served as our Vice President of Business Development since February 2016. From 2012 to 2016, Mr. Guido served as Senior Vice President of Marketing and Business Development for Hansen Medical, a publicly-traded robotics company in the vascular and cardiac sectors. Prior to joining Hansen Medical, Mr. Guido served as the President of Heartstitch Medical, a medical devices company, in 2011. Prior to joining Heartstitch Medical, Mr. Guido held a variety of leadership roles in Marketing, Sales and Business Development for both public and private medical device companies such as Stryker Endoscopy, Intuitive Surgical, Novare Surgical and Abbott Vascular Devices. Mr. Guido received his B.S. degree in business administration from Villanova University and his M.B.A. from Pepperdine University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2016, except as noted in the footnotes below, for:

●	each of our named executive officers (as defined below under the heading “Executive Compensation”);

●	each of our directors;

●	all of our executive officers and directors as a group; and

●	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of March 1, 2016, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. The address for each director and executive officer listed is: c/o Invuity, Inc., 444 De Haro Street, San Francisco, CA 94107.

Percentage of beneficial ownership is based on 13,401,085 shares of common stock outstanding as of March 1, 2016.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% or Greater Stockholders:
Entities affiliated with the Wellington Entities (1)	1,876,490	14.00%
Entities affiliated with HealthCare Royalty Partners II, L.P. (2)	1,245,455	9.23%
Entities affiliated with InterWest Partners X, L.P. (3)	1,080,272	8.06%
Entities Affiliated with FMR LLC (4)	1,657,800	12.37%
Deerfield Mgmt, L.P. (5)	1,078,218	8.05%
Novo A/S (6)	925,000	6.90%
Directors and Named Executive Officers:
Philip Sawyer (7)	812,235	5.80%
James H. Mackaness	—	—
Susan Martin (8)	91,328	*
William W. Burke (9)	47,432	*
Randall A. Lipps (10)	31,857	*
Gregory T. Lucier (11)	46,947	*
Eric W. Roberts (12)	401,041	2.99%
Reza Zadno, Ph.D.	—	—
All directors and executive officers as a group (13 individuals)	2,015,542	13.84%

*	Represents beneficial ownership of less than one percent (1.0%)
(1)

Based on information reported on a Schedule 13G/A filed with the SEC on February 11, 2016, Wellington Management Company LLP is the investment adviser to several entities that own shares of the Company (each, a “Wellington Client”), as reflected in the aggregate in the table. No Wellington Client is known to have such right or power with respect to more than five percent of this class of securities, except Hadley Harbor Master and Hadley Harbor Master Investors (Cayman) L.P. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. Wellington Investment Advisors Holdings LLP controls directly or indirectly through Wellington Management Global Holdings, Ltd., Wellington Management

Company LLP. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP (collectively with Wellington Management Company LLP, Wellington Investment Advisors Holdings LLP, Wellington Management Global Holdings, Ltd. and Wellington Group Holdings LLP, the “Wellington Entities”). The business address for each of the Wellington Entities is 280 Congress Street, Boston, Massachusetts 02210.
(2)	Based on information reported on a Schedule 13G filed with the SEC on February 16, 2016, this represents (i) 1,158,564 shares of common stock held of record by HealthCare Royalty Partners II, L.P. (HCRPII) and (ii) 86,891 shares issuable pursuant to fully vested and exercisable warrants held by HCRPII. HealthCare Royalty GP II, LLC is the general partner of HCRPII and therefore may be deemed to beneficially own the shares beneficially owned by HCRPII. HealthCare Royalty Management, LLC is the investment manager of HealthCare Royalty GP II, LLC and therefore may be deemed to beneficially own the shares owned by HCRPII. Todd C. Davis, Clarke B. Futch, Christopher A. White and Michael G. Carter comprise the investment committee that, through HealthCare Royalty Management, LLC, is responsible for the voting and investment decisions relating to the shares beneficially owned by HCRPII. The reporting persons may be deemed to be a group as defined in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended, and each member of such group may be deemed to beneficially own the ordinary shares beneficially owned by other members constituting such group. Each of Messrs. Davis, Futch, White and Carter disclaims beneficial ownership of all shares of common stock of the Company. The address for these entities is 300 Atlantic Street, Suite 600, Stamford, Connecticut 06901.
(3)	Based on information reported on a Schedule 13G filed with the SEC on February 12, 2016, this represents 1,080,272 shares of common stock held of record by InterWest Partners X, L.P. (“IW10”). InterWest Management Partners X, LLC (“IMP10”) is the general partner of IW10 and has sole voting and investment power with respect to the shares directly held by IW10. Bruce A. Cleveland, Philip T. Gianos, W. Stephen Holmes, Gilbert H. Kliman, Arnold L. Oronsky and Douglas A. Pepper are managing directors of IMP10. Keval Desai and Khaled A. Nasr are venture members of IMP10. Each managing director and venture member of IMP10 shares voting and investment power over the shares directly held by IW10 and disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address for IW10 and IMP10 is 2710 Sand Hill Road, Suite 200, Menlo Park, California 94025.
(4)	Based on information reported on a Schedule 13G/A filed with the SEC on February 12, 2016, this represents 1,657,800 shares of common stock held of record by FMR LLC. FMR LLC has sole voting power with respect to 24,889 shares and sole dispositive power with respect to 1,657,800 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(5)	Based on information reported on a Schedule 13G/A filed with the SEC on February 16, 2016, this represents 1,078,218 shares of common stock held of record by Deerfield Special Situations Fund, L.P. Deerfield Management Company, L.P., as the investment advisor of, and Deerfield Mgmt, L.P., as the general partner of, Deerfield Special Situations Fund, L.P. and James Flynn share power to dispose or direct disposition of and to vote or direct the vote of shares held by Deerfield Special Situations Fund, L.P. The address of each of the foregoing entities is 780 Third Avenue, 37th Floor, New York, New York 10017.
(6)	Based on information reported on a Schedule 13G/A filed with the SEC on February 10, 2016, this represents 925,000 shares of common stock held of record by Novo A/S. Novo A/S has sole voting and dispositive power with respect to all 925,000 shares of common stock. Novo A/S, a Danish limited liability company, is wholly owned by Novo Nordisk Fonden (the “Foundation”), a Danish commercial foundation. Novo A/S is the holding company in the group of Novo companies (currently comprised of Novo Nordisk A/S, Novozymes A/S and NNIT A/S) and is responsible for managing the Foundation’s assets, including its financial assets. Based on the governance structure of Novo A/S and the Foundation, the Foundation is not deemed to have any beneficial ownership of the securities of the Company held by Novo A/S. The address for Novo A/S is Tuborg Havnevej 19, 2900 Hellerup, Denmark.
(7)	Includes (i) 216,600 shares of common stock held of record by Helix Founders Fund, L.P. (HFF) and (ii) 595,635 shares of common stock subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2016. HFF GP, LLC (HFFGP) is the General Partner of HFF and Helix Ventures, LLC (Helix Ventures) is the management company of HFF. Mr. Sawyer is a General Partner of Helix Ventures. As a result, and by virtue of the relationships described in this footnote, Mr. Sawyer may be deemed to share beneficial ownership of the shares held by HFF. Mr. Sawyer disclaims beneficial ownership of the shares held by HFF except to the extent of his pecuniary interest therein. The address for these entities is 1717 Embarcadero Road, Palo Alto, California 94303.

(8)	Includes 91,328 shares of common stock subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2016.
(9)	Includes 47,432 shares of common stock subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2016.
(10)	Includes (i) 20,540 shares of common stock held of record by Mr. Lipps, (ii) 7,722 shares of common stock held of record by Lipps Family Ventures, and (iii) 3,595 shares of common stock subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2016. Mr. Lipps shares beneficial ownership of the shares held of record by Lipps Family Ventures. The address for these entities is 948 Cahoula Court, Mandeville, Louisiana 70471-1507.
(11)	Includes (i) 18,245 shares of common stock held of record by RiverRoad Capital Partners, LLC and (ii) 28,702 shares of common stock subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2016. Gregory T. Lucier is a Managing Member of RiverRoad Capital Partners, LLC. As a result, Mr. Lucier may be deemed to share beneficial ownership of the shares held of record by RiverRoad Capital Partners, LLC. The address for RiverRoad Capital Partners, LLC is 11988 El Camino Real, Suite 500, San Diego, California 92130.
(12)	Includes (i) 64,145 shares of common stock held of record by Mr. Roberts, (ii) 326,086 shares of common stock held of record by Valence CDK SPV, L.P. (Valence CDK), and (iii) 10,810 shares of common stock subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2016. Valence Life Sciences GP II, LLC (Valence) is the General Partner of Valence CDK and has sole voting and investment power with respect to the shares held by Valence CDK. Mr. Roberts is a Managing Member of Valence. As a result, and by virtue of the relationships described in this footnote, Mr. Roberts may be deemed to share beneficial ownership of the shares held by Valence CDK. Mr. Roberts disclaims beneficial ownership of the shares held by Valence CDK except to the extent of his pecuniary interest therein.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. The salary and bonuses paid to our executive officers are reviewed annually by the compensation committee. Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers who report to him, except that the Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer other than the Chief Executive Officer, as well as each individual compensation component. Our compensation committee makes recommendations to our board of directors regarding compensation for the Chief Executive Officer. Our Chief Executive Officer recuses himself from compensation committee and board discussions when his compensation is reviewed. The independent members of our board of directors make the final decisions regarding executive compensation for the Chief Executive Officer. In addition, as necessary, the Chief Financial Officer attends compensation committee meetings to discuss and review our form of compensation and compensation programs and strategy.

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. In January 2015, the compensation committee approved the appointment of Compensia, Inc., an independent compensation consultant, to advise us on compensation philosophy as we transitioned to becoming a publicly traded company, selection of a group of peer companies to use for compensation benchmarking purposes and cash and equity compensation levels for our directors, executives and other employees based on current market practices. Compensia, Inc. serves at the discretion of the compensation committee and did not provide any other services to us in 2015.

Named Executive Officers

Our “named executive officers” include our principal executive officer and the next two most highly compensated executive officers. For 2015, our named executive officers were:

Philip Sawyer, who currently serves as our President and Chief Executive Officer, as well as a member of our board of directors;

Susan Martin, who currently serves as our Vice President of Marketing; and

James H. Mackaness, who currently serves as our Chief Financial Officer.

On April 5, 2016, it was determined that Susan Martin, Vice President of Marketing, would be leaving the Company effective April 19, 2016. See “Executive Officer Employment Agreements & Offer Letters” below for further discussion.

Fiscal 2015 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as our principal executive officer at any time in

2015, and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)	Total ($)

Philip Sawyer	2015	425,000	—	—	502,350	299,089	9,959	1,236,398
President, Chief Executive	2014	375,000	—	—	232,448	151,088	5,939	764,475
Officer and Director

Susan Martin (2)	2015	149,679	—	—	574,692	42,169	931	767,471
Vice President of Marketing	2014	—	—	—	—	—	—	—

James H. Mackaness (3)	2015	115,833	—	—	574,032	25,971	640	716,476
Chief Financial Officer	2014	—	—	—	—	—	—	—

(1)	The dollar amounts listed do not correspond with the dollar amounts of compensation actually realized, or that may be realized, by our Named Executive Officers. These amounts reflect the grant date fair value of the options awarded to each of our Named Executive Officers during 2015 calculated in accordance with FASB ASC Topic 718. Information regarding assumptions made in valuing the option grants can be found in Note 10 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 25, 2016.
(2)	Ms. Martin joined us in May 2015 and has served as Vice President of Marketing since such date. On April 5, 2016, it was determined that Susan Martin, Vice President of Marketing, would be leaving the Company effective April 19, 2016.
(3)	Mr. Mackaness joined us in August 2015 and has served as Chief Financial Officer since such date.
(4)	Represents amounts paid under our annual executive bonus plans which were earned pursuant to the achievement of certain performance objectives. For fiscal year 2015, these amounts were paid to our Named Executive Officers shortly after the quarter in which the applicable quarterly performance objectives were achieved. Amounts earned with respect to performance objectives achieved in the fourth quarter of 2015 were paid on February 1, 2016. Please see the description of the 2015 Executive Bonus Plan in the section below entitled “Non-Equity Incentive Compensation Plan.”

Executive Officer Employment Agreements & Offer Letters

Philip Sawyer

We entered into an employment agreement with Mr. Sawyer that took effect as of the effectiveness of the registration statement, June 16, 2015. Pursuant to the agreement, Mr. Sawyer will continue to serve as our President and Chief Executive Officer on an “at will” basis. Mr. Sawyer’s employment agreement provides for a base salary of $425,000, eligibility to receive an annual performance bonus with the target amount determined as 80% of Mr. Sawyer’s annual base salary, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us.

Pursuant to the employment agreement of Mr. Sawyer, if we terminate the employment of Mr. Sawyer other than for death, “disability,” or “cause” or Mr. Sawyer resigns for “good reason” (as such terms are defined in Mr. Sawyer’s employment agreement), and, within 60 days following his termination, Mr. Sawyer executes a waiver and release of claims in our favor and resigns from all positions he may hold as an officer or director, Mr. Sawyer is entitled to receive (i) continuing payments of his highest base salary rate in effect during the employment period for a period of 12 months, payable pursuant to our regular payroll procedures, (ii) an amount equal to Mr. Sawyer’s target annual bonus for the year of termination, payable in accordance with our regular payroll procedures, (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 12 months and (iv) vesting acceleration of 50% with respect to any outstanding equity awards held by him on the date of his termination (with performance-based awards vesting based on achievement of target levels of performance).

Pursuant to the employment agreement of Mr. Sawyer, if, within the 3 month period prior to or the 12 month period following a “change of control” (as defined in Mr. Sawyer’s employment agreement), the employment of Mr. Sawyer is terminated under the circumstances described in the above paragraph and, within 60 days following his termination, Mr. Sawyer executes a waiver and release of claims in our favor, Mr. Sawyer is entitled to receive (i) a lump sum payment equal to 24 months of his highest base salary rate in effect during the employment period, payable pursuant to our regular payroll procedures, (ii) a lump sum payment equal to 200% of the greater of his target annual bonus for the year of termination or for the year of the change in control, payable pursuant to our regular payroll procedures, (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 24 months, and (iv) vesting acceleration of 100% with respect to any outstanding equity awards held by him on the date of his termination (with performance-based awards vesting based on achievement of target levels of performance).

Additionally, if, within the 3 month period prior to or the 12 month period following a “change of control” (as defined in Mr. Sawyer’s employment agreement), the employment of Mr. Sawyer is terminated under the circumstances described in the above paragraph and, within 60 days following his termination, Mr. Sawyer executes a waiver and release of claims in our favor, Mr. Sawyer is entitled to receive (i) a lump sum payment equal to 24 months of his highest base salary rate in effect during the employment period, payable pursuant to our regular payroll procedures, (ii) a lump sum payment equal to 200% of the greater of his target annual bonus for the year of termination or for the year of the change in control, payable pursuant to our regular payroll procedures, (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 24 months, and (iv) vesting acceleration of 100% with respect to any outstanding equity awards held by him on the date of his termination (with performance-based awards vesting based on achievement of target levels of performance).

As defined in Mr. Sawyer’s employment agreement, “cause” means (i) Mr. Sawyer’s conviction of, or plea of nolo contendere to, any felony; (ii) his commission of any act of fraud with respect to the Company, (iii) any intentional misconduct that has a materially adverse effect upon the Company’s business, (iv) his breach of any of his fiduciary obligations as an officer of the Company, (v) his willful misconduct or gross negligence in the performance of his duties under his employment agreement, including his refusal to comply in any material respect with the legal directives of the board of directors so long as such directives are not inconsistent with his position and duties, (vi) his death or permanent disability, or (vii) his material violation of any of the Company’s policies and procedures.

As defined in Mr. Sawyer’s employment agreement, “good reason” means Mr. Sawyer’s resignation within 30 days following expiration of any cure period as discussed below and following the occurrence of one or more of the following, without Mr. Sawyer’s written consent: (i) a material reduction in Mr. Sawyer’s job duties, responsibilities and requirements inconsistent with his position with the Company and his prior duties, responsibilities and requirements in effect prior to such reduction, provided, however, that a reduction in job duties, responsibilities and requirements by virtue of the Company being acquired and made part of a larger entity will not constitute good reason; (ii) a material reduction of his base salary (other than in connection with a general decrease in base salaries or target bonuses for most similarly-situated employees); or (iii) his refusal to relocate the principal place for performance of Company duties to a location more than 50 miles from the Company’s then-present location. Mr. Sawyer will not resign for good reason without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 60 days of the initial existence of the grounds for good reason and a reasonable cure period of not less than 30 days following the date of such notice during which the grounds have not been cured.

In the event any payment to Mr. Sawyer pursuant to his employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), Mr. Sawyer will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Susan Martin

We entered into an offer letter agreement with Ms. Martin on May 25, 2015. Pursuant to the offer letter agreement, Ms. Martin will serve as our Vice President of Marketing on an “at will” basis. Ms. Martin’s offer letter agreement provides for a base salary of $250,000, eligibility to receive an annual performance bonus with the target amount determined as 40% of Ms. Martin’s annual base salary, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us.

Pursuant to the offer letter agreement of Ms. Martin, if we terminate the employment of Ms. Martin without “cause” or Ms. Martin experiences an “involuntary termination” (as such terms are defined in Ms. Martin’s offer letter agreement), and, within 60 days following her termination, Ms. Martin executes a waiver and release of claims in our favor, Ms. Martin is entitled to receive severance in an amount equal to 3 months’ salary.

Additionally, if, within the 1 month period prior to or the 12 month period following a “change of control” (as defined in the 2015 Equity Incentive Plan), the employment of Ms. Martin is terminated under the circumstances described in the above paragraph and, within 60 days following her termination, Ms. Martin executes a waiver and release of claims in our favor, Ms. Martin is entitled to receive (i) continuing payments of salary severance for 6 months, payable pursuant to our regular payroll procedures, (ii) payment of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for her and her respective dependents for up to 6 months, and (iii) vesting acceleration of 100% with respect to any outstanding stock options held by her on the date of her termination.

As defined in Ms. Martin’s offer letter agreement, “cause” means (i) Ms. Martin’s conviction of any felony; (ii) her commission of any action of fraud with respect to the Company; (iii) her intentional misconduct that has a materially adverse effect upon the Company’s business; (iv) her willful breach of any her fiduciary obligations as an officer or director of the Company; or (v) her willful misconduct or gross negligence in performance of her duties under her offer letter agreement, including her refusal to comply in any material respect with the legal directives of the board of directors, so long as such directives are not inconsistent with her position and duties.

As defined in Ms. Martin’s offer letter agreement, “involuntary termination” means Ms. Martin’s departure from the Company other than for cause or her voluntary termination within 60 days following her knowledge of any of the following occurrences, to which she has not expressly consented in writing: (i) a material reduction or change in job duties, responsibilities, and requirements; (ii) a material reduction of her base salary or target bonus (other than in connection with a general decrease in base salaries or target bonuses for most similarly-situated employees); or (iii) her refusal to relocate the principal place for performance of the Company’s duties to a location more than 40 miles from the Company’s current location.

Pursuant to the offer letter agreement of Ms. Martin, Ms. Martin received an incentive stock option to purchase 91,328 shares of the Company’s common stock. This option will vest as to 20% of the shares subject to the option on the 1 year anniversary of the vesting start date, and one sixtieth of the shares subject to the option will vest each month thereafter, subject to Ms. Martin’s continued employment with the Company through each vesting date.

Further, in connection with Ms. Martin’s relocation from Ohio to the San Francisco Bay Area, the Company will reimburse Ms. Martin for the reasonable relocation expenses she incurs or will pay such expenses directly, up to a maximum of $30,000, subject to submission and approval by the Company of reasonable supporting documentation of such expenses. If Ms. Martin’s employment terminates within the 1 year period following the date of her relocation, she will be required to reimburse the Company for 100% of the relocation expenses paid or reimbursed by the Company.

In connection with her ceasing to be an employee of the Company, subject to Ms. Martin signing a separation agreement and release of claims in favor of the Company, in lieu of any other severance benefits, Ms. Martin will receive a lump sum severance payment equal to 6 months’ base salary, reimbursement of COBRA premiums for six months, and the Company will not require Ms. Martin to repay certain relocation expenses that it has reimbursed her to date.

James H. Mackaness

We entered into an employment agreement with Mr. Mackaness that took effect on July 24, 2015. Pursuant to the agreement, Mr. Mackaness will serve as our Chief Financial Officer on an “at will” basis. Mr. Mackaness’s employment agreement provides for a base salary of $325,000, eligibility to receive an annual performance bonus with the target amount determined as 40% of Mr. Mackaness’ annual base salary, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us.

Pursuant to the employment agreement of Mr. Mackaness, if we terminate the employment of Mr. Mackaness other than for death, “disability,” or “cause” or Mr. Mackaness resigns for “good reason” (as such terms are defined in Mr. Mackaness’s employment agreement), and, within 60 days following his termination, Mr. Mackaness executes a waiver and release of claims in our favor and resigns from all positions he may hold as an officer or director, Mr. Mackaness is entitled to receive (i) continuing payments of his highest base salary rate in effect during the employment period for a period of 9 months, payable pursuant to our regular payroll procedures, (ii) an amount equal to Mr. Mackaness’ target annual bonus for the year of termination, payable in accordance with our regular payroll procedures, and (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 9 months.

Additionally, if, within the 3 month period prior to or the 12 month period following a “change of control” (as defined in Mr. Mackaness’s employment agreement), the employment of Mr. Mackaness is terminated under the circumstances described in the above paragraph and, within 60 days following his termination, Mr. Mackaness executes a waiver and release of claims in our favor and resigns from all positions he may hold as an officer or director, Mr. Mackaness is entitled to receive (i) a lump sum payment equal to 18 months of his highest base salary rate in effect during the employment period, payable pursuant to our regular payroll procedures, (ii) a lump sum payment equal to 150% of the greater of his target annual bonus for the year of termination or for the year of the change in control, payable pursuant to our regular payroll procedures, (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 18 months, and (iv) vesting acceleration of 100% with respect to any outstanding equity awards held by him on the date of his termination (with performance-based awards vesting based on achievement of target levels of performance).

As defined in Mr. Mackaness’ employment agreement, “cause” means (i) Mr. Mackaness’ conviction of, or plea of nolo contendere to, any felony; (ii) his commission of any act of fraud with respect to the Company, (iii) any intentional misconduct that has a materially adverse effect upon the Company’s business, (iv) his breach of any of his fiduciary obligations as an officer of the Company, (v) his willful misconduct or gross negligence in the performance of his duties under his employment agreement, including his refusal to comply in any material respect with the legal directives of the board of directors so long as such directives are not inconsistent with his position and duties, (vi) his death or permanent disability, or (vii) his material violation of any of the Company’s policies and procedures.

As defined in Mr. Mackaness’ employment agreement, “good reason” means Mr. Mackaness’ resignation within 30 days following expiration of any cure period as discussed below and following the occurrence of one or more of the following, without Mr. Mackaness’ written consent: (i) a material reduction in Mr. Mackaness’ job duties, responsibilities and requirements inconsistent with his position with the Company and his prior duties, responsibilities and requirements in effect prior to such reduction, provided, however, that a reduction in job duties, responsibilities and requirements by virtue of the Company being acquired and made part of a larger entity will not constitute good reason; (ii) a material reduction of his base salary (other than in connection with a general decrease in base salaries or target bonuses for most similarly-situated employees); or (iii) his refusal to relocate the principal place for performance of Company duties to a location more than 50 miles from the Company’s then-present location. Mr. Mackaness will not resign for good reason without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 60 days of the initial existence of the grounds for good reason and a reasonable cure period of not less than 30 days following the date of such notice during which the grounds have not been cured.

In the event any payment to Mr. Mackaness pursuant to his employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), Mr. Mackaness will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Non-Equity Incentive Compensation Plan

We provided our Named Executive Officers and other employees an opportunity to receive formula-based incentive payments under our 2015 Executive Bonus Plan. The payment was based on a target incentive amount equal to a percentage of the participating employee’s base salary, which in the case of Mr. Sawyer was 80% of his base salary and in the case of Ms. Martin and Mr. Mackaness was 40% of their base salaries.

The 2015 Executive Bonus Plan was established by our board of directors in early 2015, and provides for non-equity incentive compensation based upon our achievement of performance goals for 2015. Following our public offering, the 2015 Executive Bonus Plan became a sub-plan under, and subject to the terms and conditions of, our Executive Incentive Compensation Plan. The actual incentive payments had two components: financial goals and product goals, with financial goals being weighted more heavily. We keep the target levels for these financial and product goals confidential for both operational and competitive reasons.

The financial goals had two components: quarterly revenue and annual EBIDTA goals, with quarterly revenue goals being weighted more heavily. The quarterly revenue component included a minimum threshold level of achievement. If we exceeded the quarterly revenue target, our participating employees would be eligible to receive a payment of up to 140% of the portion of the incentive payment allocated to the revenue component. If we achieved quarterly EBITDA that was equal to or greater than our quarterly EBITDA target, then our participating employees would receive 100% of that component.

The product development goals had ten components, each weighted evenly. The first, second and third quarters of 2015 each contained two product development goals, whereas the fourth quarter of 2015 contained four product development goals. If we failed to meet a product development goal, the participating employee would receive no portion of the target incentive payment allocated to that component. If we achieved a product development goal, then our participating employees would receive 100% of the target incentive payment allocated to that component.

Outstanding Equity Awards at 2015 Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our named executive officers as of December 31, 2015:

	Option Awards
		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Name	Grant Date (1)	Exercisable	Unexercisable
Philip Sawyer	3/17/2010	94,444 (2)	—	—	1.30		3/17/2020
	11/17/2010	114,360 (2)	—	—	1.30		11/17/2020
	1/18/2012	9,444 (2)	—	—	1.67		1/18/2022
	3/05/2014	23,597 (3)	—	—	3.15		3/05/2024
	3/05/2014	94,317 (4)	—	—	3.15		3/05/2024
	4/30/2014	112,853 (5)	—	—	3.15	(5)	9/19/2022
	4/30/2014	17,347 (5)	—	—	3.15	(5)	9/19/2022
	4/16/2015	125,440 (6)	—	—	11.10		4/16/2025
Susan Martin	5/28/2015	91,328 (7)	—	—	15.91		5/28/2025
	8/14/2015	—	10,000 (8)	—	11.09		8/14/2025
James Mackaness	9/15/2015	—	108,877 (9)	—	14.25		9/15/2025

(1)	Options granted prior to June 16, 2015, the date of effectiveness of our registration statement, were granted under our 2005 Stock Incentive Plan. Options granted after June 16, 2015 were granted under our 2015 Equity Incentive Plan.

(2)	This option is subject to an early exercise provision and is immediately exercisable. One-fourth of the shares subject to this option vested on February 22, 2011 and one forty-eighth of the shares subject to this option vested each month thereafter.
(3)	This option is subject to an early exercise provision and is immediately exercisable. One forty-eighth of the shares subject to this option vested on July 11, 2012 and one forty-eighth of the shares subject to this option vest each month thereafter, subject to continuing as a service provider to the Company through each such date.
(4)	This option is subject to an early exercise provision and is immediately exercisable. One forty-eighth of the shares subject to this option vested on March 28, 2014 and one forty-eighth of the shares subject to this option vest each month thereafter, subject to continuing as a service provider to the Company through each such date.
(5)	This option is subject to an early exercise provision and is immediately exercisable. One forty-eighth of the shares subject to this option vested on March 22, 2010 and one forty-eighth of the shares subject to this option vested each month thereafter. In April 2014, we amended certain of our outstanding stock options to reset their respective exercise prices to $3.15 per share, the fair market value of our common stock as of April 30, 2014, as determined by our board of directors. Options repriced included all then current employee options with an exercise price higher than $3.15 per share that remained outstanding and unexercised on April 30, 2014.
(6)	This option is subject to an early exercise provision and is immediately exercisable. One sixtieth of the shares subject to this option vested on March 13, 2015 and one sixtieth of the shares subject to this option vest each month thereafter, subject to continuing as a service provider to the Company through each such date.
(7)	This option is subject to an early exercise provision and is immediately exercisable. One-fifth of the shares subject to this option vest on May 26, 2016 and one sixtieth of the shares subject to this option vest monthly thereafter, subject to continuing as a service provider to the Company through each such date.
(8)	This option vests and becomes exercisable as to one-fifth of the shares on August 14, 2016 and as to one-sixtieth of the shares each month thereafter, subject to continuing as a service provider to the Company through each such date.
(9)	This option vests and becomes exercisable as to one-fifth of the shares on August 24, 2016 and as to one-sixtieth of the shares each month thereafter, subject to continuing as a service provider to the Company through each such date.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. We may make a discretionary matching and profit sharing contribution to the 401(k) plan, and may make a discretionary employer contribution to each eligible employee each year. To date, we have not made any matching or profits sharing contributions into the 401(k) plan. All participants’ interests in our matching and profit sharing contributions, if any, vest pursuant to a four-year graded vesting schedule from the time of contribution. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	2,038,789	$ 6.6859	1,406,439
Equity compensation plans not approved by stockholders.	—	—	—
Total	2,038,789	$6.6859	1,406,439

(1)	Includes the Invuity, Inc. 2005 Stock Incentive Plan and the 2015 Equity Incentive Plan. The 2015 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2016, equal to the lesser of (i) 1,494,272 shares, (ii) 5.0% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year and (iii) such smaller number as is determined by the board of directors.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors of Invuity, Inc. has reviewed and discussed the section titled “Executive Compensation” with management. Based on our review and discussion, we have recommended to the board of directors that the section titled “Executive Compensation” be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The foregoing report has been furnished by the compensation committee.

Respectfully submitted,

COMPENSATION COMMITTEE

Randall A. Lipps, Chairman

Gregory T. Lucier

Eric W. Roberts

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2015, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under “Director Compensation” and “Executive Compensation.”

Loan Agreement

In February 2014, we entered into a loan agreement with HealthCare Royalty Partners, or HCRP, a holder of more than 5% of our capital stock, for an aggregate principal amount of up to $15.0 million in two separate tranches. We drew down the first tranche of $10.0 million upon execution of the loan agreement and the second tranche of $5.0 million in March 2015. Interest is payable quarterly at a fixed rate of 12.5% per annum with interest-only payments to be made from the effective date of the loan until March 31, 2017. Thereafter, we will make principal and interest payments until the maturity of the loan on December 31, 2020. We are permitted to make a voluntary prepayment in full, but not in part, prior to December 31, 2020, which prepayment must be made together with accrued and unpaid fixed interest on the amount prepaid and any additional amounts due in respect thereof, including an additional percentage of the aggregate loan amount or outstanding principal amount, depending on the date of prepayment. The prepayment amounts are as follows:

Prepayment Date	Prepayment Amount

After December 31, 2015 and on or prior to December 31, 2016	150% of the aggregate loan amount, less any previously made payments of accrued fixed interest

After December 31, 2016 and on or prior to December 31, 2017	112% of the outstanding principal amount

After December 31, 2017 and on or prior to December 31, 2018	108% of the outstanding principal amount

After December 31, 2018 and on or prior to December 31, 2019	104% of the outstanding principal amount

After December 31, 2019 and on or prior to December 31, 2020	100% of the outstanding principal amount

In connection with the loan agreement, we issued HCRP a warrant to purchase 84,553 shares of Series E convertible preferred stock at $13.3052 per share. The $572,000 estimated fair value of the warrant was recorded as a reduction in the carrying value of the debt. We also paid $200,000 in debt issuance costs to HCRP in 2014, which were recorded as a debt discount. In 2015, we made interest payments to HCRP pursuant to the loan agreement in the amount of $1,739,583.33 million and no payments of principal were made. The outstanding principal balance of the loan was $15.0 million as of December 31, 2015.

Series F Preferred Stock Financing

In February and March 2015, we issued an aggregate of 1,596,212 shares of our Series F convertible preferred stock at a price per share of $14.3449. The shares of Series F convertible preferred stock converted into shares of common stock on a 1-to-1.0469621828 basis upon the completion of our initial public offering, based on the initial public offering price of $12.00 per share. The table below sets forth the number of shares of Series F convertible preferred stock sold to our directors, executive officers or holders of more than 5% of any class of our capital stock:

Name	Number of Shares of Series F Convertible Preferred Stock	Aggregate Purchase Price
Entities affiliated with Wellington (1)	1,394,223	19,999,999.99
Robertson Revocable Trust (2)	47,868	686,668.66
RiverRoad Capital Partners, LLC (3)	17,427	249,999.82

(1)	Affiliates of Wellington, whose shares are aggregated for purposes of reporting the above information are Hadley Harbor Master Investors (Cayman) L.P. (Nominee Italianflare & Co.) and the Hartford Capital Appreciation Fund (Nominee: Cudd & Co.).
(2)	Brett Robertson, who served as an executive officer in 2015, is related to Sanford Robertson, trustee of the Robertson Revocable Trust.
(3)	Gregory T. Lucier, a member of our board of directors, is a managing member of RiverRoad Capital Partners, LLC.

Upon the closing of the Company’s Initial Public Offering in June 2015, all 7,652,615 shares of convertible preferred stock then outstanding converted into 7,979,332 shares of common stock, which includes an aggregate of 326,717 additional shares of common stock related to anti-dilution adjustments upon conversion of the convertible preferred stock, as follows (in thousands except share data):

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Series A	396,605	396,590	$2,646	$396,590
Series B	493,385	478,718	8,141	568,615
Series C	1,586,392	1,566,352	17,412	1,666,248
Series D	2,028,236	2,016,929	24,750	2,034,709
Series E	1,702,702	1,597,814	20,806	1,642,002
Series F	1,654,594	1,596,212	22,769	1,671,168

Total	7,861,914	7,652,615	$96,524	$7,979,332

Investor Rights Agreement

We are party to an amended and restated investor rights agreement with certain holders of our common stock, including entities with which certain of our directors are affiliated. The investor rights agreement includes demand registration rights, short-form registration rights and piggyback registration rights.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors, executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving transactions with related parties. The audit committee of our board of directors has the primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter provides that the audit committee shall review and approve in advance any related party transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2015, all executive officers, directors and greater than 10% stockholders complied with all applicable SEC filing requirements, with the exception noted below:

●	A late Form 4 report was filed for Eric W. Roberts on November 12, 2015 to report a purchase of 20,833 shares of common stock on June 15, 2015.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2017 must be received by us no later than December 9, 2016 in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

Under our amended and restated bylaws, a stockholder who wishes to make a proposal at the 2017 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than the close of business on January 23, 2017 and no later than the close of business on February 22, 2017. Our amended and restated bylaws specify certain requirements regarding the form and content of such a notice.

ANNUAL REPORT

A copy of our Annual Report has been posted on www.invuity.com, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice. Any person who was a beneficial owner of our common stock on the record date may request a copy of our Annual Report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting an Annual Report as a stockholder of the Company at such date. Requests should be directed in writing to Invuity, Inc., 444 De Haro Street, San Francisco, CA 94107, Attention: Chief Financial Officer, or by telephone to (415) 655-2100.

STOCKHOLDERS SHARING THE SAME ADDRESS

SEC rules permit companies, brokers, banks or other agents to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other agent and have consented to householding will receive only one copy of our proxy statement and annual report.

If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other agent. You may also obtain a separate proxy statement or annual report without charge by contacting us at Invuity, Inc., 444 De Haro Street, San Francisco, CA 94107, Attention: Chief Financial Officer; or by telephone to (415) 655-2100. We will promptly send additional copies of the proxy statement or annual report.

Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or by contacting us as indicated above.

OTHER MATTERS

We do not know of any business other than that described in this Proxy Statement that will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business is properly brought before the Annual Meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

THE BOARD OF DIRECTORS

San Francisco, California

April 8, 2016

INVUITY, INC.

Proxy for Annual Meeting of Stockholders on May 19, 2016

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James H. Mackaness and Daniel E. Caul, or either of them, as proxies, each with the power to appoint his or her substitute, to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Invuity, Inc. held of record by the undersigned at the close of business on March 23, 2016 at the Annual Meeting of Stockholders to be held May 19, 2016 at 3:00 p.m. Pacific Time at 444 De Haro Street, San Francisco, CA 94107, and at any adjournment thereof.

(Continued and to be signed on the reverse side.)

Invuity, Inc.
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE SACKPACK
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DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 pm, Eastern Time, on May 18, 2016.
Vote by Internet
Go to www.envisionreports.com/IVTY
Or scan the QR code with your smartphone
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Annual Meeting Proxy Card
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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. To elect the following two Class I directors to serve a three-year term:
For Withhold
01 - Philip Sawyer For Withhold +
02 - Gregory Lucier For Against Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +
02BOHB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Invuity, Inc.
Notice of 2016 Annual Meeting of Shareholders
Invuity, Inc., 444 De Haro Street, San Francisco, CA 94107
Proxy Solicited by Board of Directors for Annual Meeting — May 19, 2016
The proxies, James Mackaness and Nicky Barber, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Invuity, Inc. to be held on May 19, 2016 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR both nominees in Item 1 and FOR Item 2.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)